Exhibit 4.3

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of October 11, 2024, by and between Vera Bradley, Inc. (the “Company”) and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of October 10, 2025 (as amended, the “Rights Agreement”), is made and entered into as of April 17, 2026. Capitalized terms used and not defined in this Amendment shall have the meanings set forth in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement;

WHEREAS, pursuant to Section 28 of the Rights Agreement, for so long as the Rights are redeemable, the Company may, from time to time, in its sole discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates or Common Stock, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to advance the Final Expiration Date to April 17, 2026; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

1.Amendment to the Definition of “Final Expiration Date”. The definition of “Final Expiration Date” as set forth under Section 1(mm) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(mm) “Final Expiration Date” shall mean April 17, 2026.”

2.Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 28 thereof. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Close of Business on the Final Expiration Date in accordance with Section 7(a) and Section 7(g) of the Rights Agreement.

3.References to the Rights Agreement. From and after the execution of this Amendment, any reference to the Rights Agreement shall be deemed to be a reference to the Rights Agreement as amended by this Amendment.

4.Governing Law. This Amendment, each Right and each Rights Certificate issued pursuant to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts to be made and performed entirely within such State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application

Exhibit 4.3
of the laws of any jurisdiction other than the State of Indiana; provided, however, that the rights, duties, liabilities and obligations of the Rights Agent under the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

5.Severability. If any term, provision, covenant or restriction of this Amendment, or the application thereof to any circumstance, be held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction, or the application thereof to any circumstance, be held by such court or authority to be invalid, null and void or unenforceable and the Board determines in good faith judgment that severing the invalid language from this Amendment would materially and adversely affect the purpose or effect of this Amendment, then the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and will not expire until the Close of Business on the tenth (10th) Business Day following the date of such determination by the Board; provided, further, that if any such severed term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

6.Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by facsimile or other customary means of electronic transmission (e.g., email or “pdf”) shall be effective as delivery of a manually executed counterpart hereof and shall constitute an original signature for all purposes.

(Signature Page Follows)

Exhibit 4.3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VERA BRADLEY, INC., as the Company

By: /s/ Mark C. Dely
Name: Mark C. Dely Title: Chief Administrative Officer

EQUINITI TRUST COMPANY, LLC, as Rights Agent

By: /s/ Matthew D. Paseka
Name: Matthew D. Paseka Title: SVP, Relationship Director

Signature Page to
Amendment No. 2 to the Rights Agreement